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                                                                    EXHIBIT 23.3

To the Board of Directors of
  each of the companies comprising
  Dekko Wire Technologies:

     We consent to the inclusion in this Registration Statement on Form S-1 of our report dated January 30, 1996, except for Note 10, as to which the date is January 30, 1996, except for Note 10, as to which the date is February 6, 1996, on our audits of the consolidated financial statements of Dekko Wire Technologies as of December 28, 1995, and the related combined statements of income, shareholders' equity and cash flows for each of the years in the two years ended December 28, 1995. We also consent to the reference to our Firm as experts under the caption "Experts."

                                                  COOPERS & LYBRAND L.L.P.

Fort Wayne, Indiana

October 17, 1997